Exhibit 10.1

AMENDMENT NO. 1 TO MARGIN LOAN AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of October 6, 2023, to the Margin Loan Agreement, dated as of March 31, 2023 (as it may be amended, restated, supplemented or modified from time to time, the “Margin Loan Agreement”), by and among Star Investment Holdings SPV LLC (the “Borrower”), Morgan Stanley Bank, N.A., as initial Lender and the other Lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as Administrative Agent (the “Administrative Agent), and Morgan Stanley & Co. LLC, as Calculation Agent, is entered into by and among the Borrower and the Required Lenders, and acknowledged by the Administrative Agent.

PRELIMINARY STATEMENTS:

WHEREAS, in connection with Ordinary Cash Dividends on the Shares with a dividend payment date on July 14, 2023 and an expected dividend payment date on October 13, 2023 (each, a “Dividend”, and collectively, the “Dividends”), the Borrower wishes to effect a partial voluntary prepayment of the outstanding principal amount of the Advances (“Prepayment”) equal to the product of the number of Shares held in the Collateral Accounts and the aggregate dividend amount per Share for such Dividends.

WHEREAS, in connection with such Prepayment, (i) a Make-Whole Event shall have occurred and (ii) the Borrower and the Required Lenders desire to amend the Margin Loan Agreement as set forth below, such amendment to become effective on the Effective Date.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

section 1.      Defined Terms; Amendment. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Margin Loan Agreement. Subject to the terms and conditions set forth herein, as of the Effective Date, the below definitions in Section 1.01 of the Margin Loan Agreement are hereby amended and restated in its entirety to read as follows:

“LTV Margin Call Level” means 42.5%.

“LTV Release Level” means (i) [Redacted]%, for (a) the release of Permitted Sale Proceeds substantially concurrently with the related Permitted Sale Transaction and (b) the release of dividend proceeds substantially concurrently with the distribution of such dividends, or (ii) otherwise, [Redacted]%.

“LTV Reset Level” means [Redacted]%.

“Share Price Trigger Threshold” means $10.00.

section 2.      Prepayment. For the purpose of this Amendment:

(a)            (i) With respect to the July 14, 2023 Dividend and in accordance with Section 2.06(a) of the Margin Loan Agreement, Borrower elects to prepay the outstanding principal amount of the Advance, in the amount of $2,393,509.23 (the “Prepayment Amount”) on October 6, 2023 (the “Initial Payment Date”). The accrued and unpaid interest and the applicable Make-Whole Amount with respect to the Prepayment Amount paid on the Initial Payment Date shall be paid by Borrower on the Initial Payment Date.

(ii) The parties agree that (i) prior to the expected dividend payment date of October 13, 2023, the definition of “LTV Ratio” in the Margin Loan Agreement shall reflect the ex-dividend amount of $0.177 per share for such Dividend multiplied by the number of the Collateral Shares, within the definition of “Net Obligations” in the Margin Loan Agreement as if such ex-dividend amount per share were actually paid as Cash credited to the Collateral Accounts; and (ii) on and following the actual dividend payment date with respect to such October 13, 2023 Dividend, the definition of “LTV Ratio” shall be unmodified from the definition set forth in Section 1.01 of the Margin Loan Agreement.

(b)            With respect to the October 13, 2023 Dividend and in accordance with Section 2.06(a) of the Margin Loan Agreement, Borrower elects to prepay the outstanding principal amount of the Advance, in the amount of the Prepayment Amount on or prior to October 13, 2023 (the “Second Payment Date”). The accrued and unpaid interest and the applicable Make-Whole Amount, with respect to the Prepayment Amount paid on the Second Payment Date, shall be paid by Borrower on the Second Payment Date. With respect to the notice and prepayment minimum amount requirements in Section 2.06(a) of the Margin Loan Agreement, the parties agree that such requirements shall be waived with respect to the prepayment contemplated herein.

(c)            For the purposes herein, the parties agree that the Borrower may request the release of Cash as Collateral in the amount of proceeds of Ordinary Cash Dividends credited to the Collateral Accounts from time to time for the voluntary partial prepayment of the Advances and that the provisions of Section 2.06(d)(ii) of the Margin Loan Agreement shall not apply to such prepayments.

section 3.      Representations and Warranties. Borrower hereby represents and warrants to each Lender as of the Effective Date with respect to itself that:

(a)  this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing;

(b)  after giving effect to this Amendment, the execution, delivery and performance by the Borrower of this Amendment (i) have been duly authorized by all partnership or limited liability company action required to be obtained by the Borrower and (ii) will not (x) violate (A) any provision of law, statute, rule or regulation applicable to the Borrower, (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of the Borrower, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to the Borrower or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower is a party or by which it or any of its property is or may be bound, (y) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (x) or (y) of this clause (b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (z) result in the creation or imposition of any Lien upon or with respect to (1) any property or assets now owned or hereafter acquired by the Borrower, other than the Liens created by the Margin Loan Documentation and Permitted Liens, or (2) any Equity Interests of the Borrower, other than Liens created by the Margin Loan Documentation or Liens not prohibited by Section 6.02 of the Margin Loan Agreement; and

(c) it has not provided any Material Nonpublic Information with respect to the Issuer and its Subsidiaries or the Shares to any Agent or Lender. Since March 31, 2023, no event has occurred or condition arisen, either individually or in the aggregate, that would reasonably be expected to result in an Issuer Material Adverse Effect.

section 4.      Conditions to Effectiveness. This Amendment shall become effective on the date (the time of such satisfaction, the “Effective Date”) on which each of the conditions set forth below have been satisfied:

(a)  the Administrative Agent has received counterparts of this Amendment duly executed by the Borrower and the Required Lenders and acknowledged by the Administrative Agent.

(b) No Default, Event of Default, Collateral Shortfall, Mandatory Prepayment Event or Facility Adjustment Event has occurred and is continuing as of the date hereof or would result from, or after giving effect to, this Amendment.

section 5.      Reference to and Effect on the Margin Loan Documentation. (a) From and after the Effective Date, each reference in the Margin Loan Agreement to “hereunder”, “hereof”, “Agreement”, “this Agreement” or words of like import and each reference in the other Margin Loan Documentation to “Margin Loan Agreement”, “thereunder”, “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Margin Loan Agreement as amended by this Amendment. From and after the Effective Date, this Amendment shall be Margin Loan Documentation under the Margin Loan Agreement. For the avoidance of doubt, any references to “date hereof” or “date of this Agreement” and each other similar reference in the Margin Loan Agreement shall continue to refer to March 31, 2023.

(b) Each Security Agreement and other Margin Loan Documentation, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed, and the respective guarantees, pledges, grants of security interests and other agreements, as applicable, under the Margin Loan Documentation, notwithstanding the consummation of the transactions contemplated hereby, shall continue to be in full force and effect and shall accrue to the benefit of the Lenders under the Margin Loan Agreement. Without limiting the generality of the foregoing, the Margin Loan Documentation and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Borrower under the Margin Loan Documentation, in each case, as amended by this Amendment.

(c)            The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Margin Loan Documentation, nor constitute a waiver of any provision of any of the Margin Loan Documentation.

section 6.      Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by .pdf or other electronic form shall be effective as delivery of a manually executed original counterpart of this Amendment.

section 7.      Amendments; Headings; Severability. This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Borrower and the Required Lenders party hereto. The section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting this Amendment. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

section 8.      Governing Law; Etc.

THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

section 9.      No Novation. This Amendment shall not extinguish the obligations for the payment of money outstanding under the Margin Loan Agreement or discharge or release the Lien or priority of any Margin Loan Documentation or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Margin Loan Agreement or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith and except to the extent repaid as provided herein. Nothing implied in this Amendment or in any other document contemplated hereby shall be construed as a release or other discharge of the Borrower under any Margin Loan Documentation from any of its obligations and liabilities as a borrower or pledgor under any of the Margin Loan Documentation.

section 10.      Notices. All notices hereunder shall be given in accordance with the provisions of Section 9.02 of the Margin Loan Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

STAR INVESTMENT HOLDINGS SPV LLC, as Borrower

By:	/s/ Brett Asnas
Name:	Brett Asnas
Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to Margin Loan Agreement]

MORGAN STANLEY BANK, N.A., as Initial Lender

By:	/s/ Kevin Woodruff
Name:	Kevin Woodruff
Title:	Managing Director

Acknowledged: MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:	/s/ Joel Carter
Name:	Joel Carter
Title:	Managing Director

[Signature Page to Amendment No. 1 to Margin Loan Agreement]